Exhibit 99.1

News Release

For More Information Contact:

FOR IMMEDIATE RELEASE

Dane Anderson, CFO/VP

June 9, 2005	763-493-6370
www.mocon.com

MOCON Names Robert F. Gallagher to Board of Directors

MINNEAPOLIS, MN, June 9, 2005 – MOCON, Inc.   (Nasdaq:MOCO) today announced that Robert F. Gallagher has joined its Board of Directors.

Robert F. Gallagher is the Chief Financial Officer for Stratasys, Inc. (Nasdaq:SSYS).  In addition to Stratasys, Mr. Gallagher has served as Chief Financial Officer for three other public companies, including over ten years at an instrumentation company, TSI Incorporated (formerly Nasdaq).  Prior to these corporate positions, Mr. Gallagher was a public accountant with KPMG LLP.  Mr. Gallagher has a BSBA degree in Accounting from Creighton University, and an MBA, with emphasis in International Business, from the Carlson School of Management at the University of Minnesota.

“We are delighted that Mr. Gallagher has joined the MOCON Board of Directors,” said Robert L. Demorest, MOCON Chairman and CEO.  “His experience in many areas, including finance, international business, accounting, and in the instrumentation industry, will enable him to provide valuable counsel to our Company.”

MOCON is a leading provider of instrumentation and consulting and laboratory services to medical, pharmaceutical, food and other industries worldwide.  See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, the expectations regarding Mr. Gallagher, and can otherwise be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions.  All forward-looking statements speak only as of the date of this press release.  MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the Company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release.  These factors include, but are not limited to, uncertainties relating to competition and technological change, worldwide economic and political stability, setbacks in product development programs, slower-than-anticipated customer acceptance of new products, dependence on certain key industries, risk associated with the Company’s acquisition strategy and international operations, and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and other filings with the Securities and Exchange Commission.

MOCON’s shares are traded on the Nasdaq National Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.